Exhibit 107 Calculation of Filing Fee Tables 424(b)(5) (Form Type) Physicians Realty Trust (Exact Name of Registrant as Specified in its Charter) Table 1: Newly Registered and Carry Forward Securities Security Type Security Class Title Fee Calculation or Carry Forward Rule Amount Registered Proposed Maximum Offering Price Per Unit Maximum Aggregate Offering Price Fee Rate Amount of Registration Fee Carry Forward Form Type Carry Forward File Number Carry Forward Initial Effective Date Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward Newly Registered Securities Fees to Be Paid N/A N/A N/A N/A N/A N/A N/A N/A Fees Previously Paid N/A N/A N/A N/A N/A N/A N/A Carry Forward Securities Carry Forward Securities Equity Common Shares, $0.01 par value per share 415(a)(6) (1) $158,622,656 S-3 333- 236725 May 7, 2021(2) $17,480(3) Total Offering Amounts $158,622,656 N/A Total Fees Previously Paid N/A Total Fee Offsets N/A Net Fee Due N/A (1) In accordance with Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”), the amount of securities being carried forward is expressed in terms of the maximum aggregate offering price. (2) Pursuant to Rule 415(a)(6) under the Securities Act, the securities registered pursuant to this prospectus supplement consist only of the unsold $158,622,656 aggregate offering amount of Common Shares, par value $0.01 per share, which have been previously registered under a prospectus supplement dated May 7, 2021 and prospectus dated February 27, 2020 accompanying a Registration Statement on Form S-3ASR (File No. 333- 236725). (3) In connection with the registration of such unsold Common Shares, a registration fee of $17,480 was paid, which will continue to be applied to such unsold securities. Accordingly, there is no additional registration fee due in connection with the filing of this prospectus supplement. The prospectus to which this Exhibit is attached is a final prospectus for the related offering.